Exhibit 99.1

For Immediate Release

Contact: Susan Mesco

NPS Pharmaceuticals, Inc.
(908)450-5516
smesco@npsp.com

NPS Pharmaceuticals Notified of ANDA Filings for Cinacalcet HCl

Bedminster, New Jersey, June 16, 2008 — NPS Pharmaceuticals, Inc. (NASDAQ: NPSP) today reported the receipt of Paragraph IV Certification Notice Letters related to certain drug manufacturers’ Abbreviated New Drug Applications (ANDA) submitted to the U.S. Food and Drug Administration (FDA) requesting approval to market and sell generic versions of Sensipar® (cinacalcet HCl), a drug licensed to Amgen by NPS.

Under NPS’s licensing agreement with Amgen, Amgen is responsible for all development and commercial activities involving Sensipar®, as well as enforcing applicable patent rights,  in the licensed territories and NPS is entitled to receive from Amgen royalty payments on sales of Sensipar®, as well as certain milestones payments.   In 2004 and 2007, NPS partially monetized its rights to receive payments from Amgen through the issuance of Series A and Series B notes, which are non-recourse to NPS.  After repayment of this debt, Sensipar® royalties will return to NPS.

NPS is confident in the validity of these patents and will fully support Amgen to protect these patents from infringement.

Sensipar® is indicated for the treatment of secondary hyperparathyroidism in chronic kidney disease patients on dialysis and for the treatment of elevated calcium levels (hypercalcemia) in patients with parathyroid carcinoma.

About NPS Pharmaceuticals

NPS Pharmaceuticals is developing specialty therapeutics for gastrointestinal and endocrine disorders with high unmet medical need.  The company is currently advancing two late-stage programs.  Teduglutide, a proprietary analog of GLP-2, is in Phase 3 clinical development for intestinal failure associated with short bowel syndrome as GATTEX™ and in preclinical development for gastrointestinal mucositis and necrotizing enterocolitis.  NPSP558 (parathyroid hormone 1-84 [rDNA origin] injection) is in Phase 2 clinical development as a hormone therapy for hypoparathyroidism.  NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes strategic partnerships with Amgen, GlaxoSmithKline, Janssen, Kirin, and Nycomed.  Additional information is available at http://www.npsp.com.

“NPS”, “NPS Pharmaceuticals” are the company’s registered trademarks.  All other trademarks, trade names or service marks appearing in this press release are the property of their respective owners.

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated with NPS’s business include, but are not limited to, the risks related to potential patent infringement lawsuits, unsuccessfully executing its preclinical and clinical studies and not gaining marketing approvals for its product candidates, as well as other factors expressed in NPS’s periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs.  All information in this press release is as of the date of this release and NPS undertakes no duty to update this information.

# # #